EXHIBIT 99.1


                             Company Contact:        Richard Olicker, President
                                                     Steven Madden, Ltd.
                                                     (718) 446-1800

                             Investor Relations:     Cara O'Brien
                             Media:                  Melissa Merrill
                                                     Financial Dynamics
                                                     (212) 850-5600

FOR IMMEDIATE RELEASE

              STEVEN MADDEN, LTD. ANNOUNCES SECOND QUARTER RESULTS
         - Total Sales Grew 17.1% and Same-Store Sales Increased 13.6% -
                        - EPS Increased 39.3% to $0.39 -

LONG ISLAND CITY, N.Y. - August 2, 2005 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men and children, today announced financial results for the second quarter and six months ended June 30, 2005.

         In line with recently updated expectations, second quarter net sales increased 17.1% to $101.0 million from $86.2 million in the same period last year. Gross margin increased 20 basis points to 38.1% from 37.9% and operating expenses as a percent of sales improved to 32.2% versus 32.4% in the comparable period. This resulted in operating income of $8.7 million, or 8.6% of sales, versus $6.6 million, or 7.6% of sales, for the same period last year. Net income increased 29.2% to $5.3 million, or $0.39 per diluted share, versus $4.1 million, or $0.28 per diluted share, in the prior year period.

         Retail revenues during the quarter increased 23.5% to $32.6 million from $26.4 million in the comparable period last year. Same-store sales increased 13.6% for the quarter on top of a 15.2% increase in the second quarter last year. The Company opened three new stores, ending the quarter with 95 Company-owned retail locations, including the Internet store.

         Revenues from the wholesale division, comprised of the Company's seven brands, Steve Madden Womens, Steve Madden Mens, Stevies, l.e.i., Steven, Candie's, and UNIONBAY, increased 14.2% to $68.3 million versus $59.8 million in the year-ago period. As previously announced, wholesale performance reflects particularly strong results in Madden Mens and improvements in Candie's, as well as better-than-expected aggregate gross margin for the wholesale division.

         "We are quite pleased that both the wholesale and retail divisions posted double digit sales growth over the prior year period, signifying broad-based strength in the business," stated Richard Olicker, President. "Moreover, while we continued to face certain challenges during the quarter, we were able to deliver strong product to market, control costs, and improve inventory management in a number of divisions. This enabled us to make significant progress in our long-standing and focused effort to improve overall margins.

         "During the quarter we also announced the appointment of Awadhesh Sinha as Chief Operating Officer, signifying our commitment to even further improving various aspects of our operations by identifying and executing additional efficiencies in the business. I look forward to partnering with Awadhesh and having the benefit of his experience as we work diligently to drive both top and bottom line growth going forward."

         For the first six months of 2005, net sales increased 11.7% to $184.3 million compared to $165.0 million in the same period last year. Net income was $6.2 million, or $0.46 per diluted share, versus $8.2 million, or $0.57 per diluted share, in the comparable period last year.
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Page 2 - Steven Madden, Ltd. Announces Second Quarter Results

         Arvind Dharia, Chief Financial Officer, said, "We continue to be very proud of the solid financial foundation that is in place. Our strong balance sheet boasts $83.8 million in cash, cash equivalents, and investment securities, no short- or long-term debt, and $166.4 million in total stockholders' equity."

Company Outlook
---------------

         As previously announced, based on the positive year-to-date sales trends, coupled with projections for the business in the second half, the Company currently expects 2005 net sales will increase in the mid single digits over 2004. With respect to expectations for earnings per diluted share, initial guidance for the year assumed an improvement in the second half of 2005 versus the comparable period in the prior year. Further, the Company remains cautious about the balance of 2005 and continues to expect challenges related to sustained margin pressure in the wholesale and retail businesses. Taking all of these factors into account, the Company currently anticipates that full year earnings will be between $0.90 and $0.93 per diluted share.

         Jamieson Karson, Chairman and Chief Executive Officer, commented, "We are pleased with our year-to-date performance and are particularly gratified by the second quarter. Our results show that we are gaining traction from a number of key initiatives designed to strengthen and expand our management team, grow the top line, streamline costs, and improve margins and profitability. We believe our recent performance also reflects an excited and re-energized Company in conjunction with the return of Steve Madden, its founder and Creative and Design Chief. Steve is an enormous talent in the fashion industry and is a true inspiration for all of our Company's employees. We are thrilled to once again be benefiting from his vision and creative and design expertise.

         "As we enter the second half of the year, we will continue to explore ways to further improve operations, diversify the business, and build the Steve Madden brand. Specifically, we will expand our retail base by opening 10 to 12 new stores for the year and will continue to evaluate potential strategic acquisitions. Additionally, we will consider additional licenses similar to the recently announced handbag agreement which is designed to expand our offering and further validate Steve Madden as a contemporary lifestyle brand."

         "For all of these reasons, we are optimistic as we move forward. We believe our business is better positioned than ever before and we are confident that we will drive revenue and profitability growth and deliver enhanced shareholder value over the long-term," concluded Mr. Karson.

Conference Call Information
---------------------------

         Interested shareholders are invited to listen to the second quarter earnings conference call scheduled for today, Tuesday, August 2, 2005 at 10:00 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed by logging onto:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=113367&
eventID=1104622

An online archive of the broadcast will be available within one hour of the conclusion of the call and will be accessible until August 16, 2005. Additionally, a replay of the call can be accessed by dialing (877) 519-4471, pin number 6305899 and will be available through August 4, 2005.

Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden retail stores, department stores, apparel and footwear specialty stores, and on-line at www.stevemadden.com. The Company has several licenses for the Steve Madden brand, including handbags, eyewear, hosiery, and belts, and owns and operates 93 retail stores under its Steve Madden brand and two retail stores under its Steven brand. The Company is also the licensee for l.e.i. Footwear, Candie's Footwear and UNIONBAY Men's Footwear.

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Page 3 - Steven Madden, Ltd. Announces Second Quarter Results

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


                                 (Tables Follow)
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Page 4 - Steven Madden, Ltd. Announces Second Quarter Results

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
(unaudited)

                                                           Three Months Ended              Six Months Ended
                                                     -----------------------------   -----------------------------
                                                     June 30, 2005   June 30, 2004   June 30, 2005   June 30, 2004
                                                     -------------   -------------   -------------   -------------
Net Sales                                            $     100,958   $      86,234   $     184,294   $     165,002
Cost of sales                                               62,448          53,522         117,466         101,018
                                                     -------------   -------------   -------------   -------------
Gross profit                                                38,510          32,712          66,828          63,984
Commission and licensing fee income                          2,619           1,811           4,566           3,227
Operating expenses                                          32,472          27,947          61,516          54,055
                                                     -------------   -------------   -------------   -------------
Income from operations                                       8,657           6,576           9,878          13,156
Interest and other income, net                                 456             475             894           1,009
                                                     -------------   -------------   -------------   -------------
Income before provision for income tax                       9,113           7,051          10,772          14,165
Provision for income tax                                     3,827           2,961           4,524           5,949
                                                     -------------   -------------   -------------   -------------
Net income                                           $       5,286   $       4,090   $       6,248   $       8,216
                                                     =============   =============   =============   =============


Basic income per share                               $        0.40   $        0.31   $        0.47   $        0.62
                                                     =============   =============   =============   =============
Diluted income per share                             $        0.39   $        0.28   $        0.46   $        0.57
                                                     =============   =============   =============   =============


Weighted average common shares outstanding - Basic          13,079          13,299          13,154          13,276
                                                     =============   =============   =============   =============
Weighted average common shares outstanding -
Diluted                                                     13,475          14,391          13,639          14,382
                                                     =============   =============   =============   =============

                                    ~ more ~
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Page 5 - Steven Madden, Ltd. Announces Second Quarter Results

                            BALANCE SHEET HIGHLIGHTS

                                 (in thousands)


                                June 30, 2005   Dec 31, 2004   June 30, 2004
                                 Consolidated   Consolidated   Consolidated
                                 ------------   ------------   ------------
                                 (Unaudited)                   (Unaudited)
                                 ------------                  ------------
Cash and cash equivalents        $     38,072   $     30,853   $     16,287
Investment securities                  45,730         49,124         50,994
Total current assets                  135,654        121,094        112,506
Total assets                          197,430        186,430        180,573
Total current liabilities              28,613         19,677         12,180
Total stockholder's equity       $    166,396   $    164,665   $    166,397


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